Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) to be filed with the Securities and Exchange Commission on May 10, 2010, pertaining to the Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust of our reports dated February 12, 2010, with respect to the consolidated financial statements of Marriott International, Inc. included in its Annual Report (Form 10-K) for the year ended January 1, 2010, and the effectiveness of internal control over financial reporting of Marriott International, Inc. filed with the Securities and Exchange Commission.

McLean, Virginia	/s/ Ernst & Young LLP

May 10, 2010

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